Exhibit 10.17
BLACK ROCK COFFEE BAR, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
Eligible Directors (as defined below) on the board of directors (the “Board”) of Black Rock Coffee Bar, Inc. (the “Company”) shall be eligible to receive cash and/or equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents or subsidiaries (each, an “Eligible Director”), subject to any additional eligibility requirements provided for in this Program, unless such member is determined by the Board to not be an Eligible Director or unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.
This Program shall become effective upon the closing of the initial public offering of the Company’s Class A common stock (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.
1.    Cash Compensation.
a.    Annual Retainers. Unless otherwise determined by the Board, each Eligible Director who is “independent” within the meaning of the applicable stock exchange rules and not affiliated with The Cynosure Group, LLC and its affiliates (an “Independent Eligible Director”) shall be eligible to receive an annual cash retainer of $50,000 for service on the Board.
b.    Payment of Retainers. The annual cash retainer described in Section 1(a) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Independent Eligible Director does not serve as a director for an entire calendar quarter, the retainer paid to such Independent Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director.
2.    Equity Compensation.
a.    General. Eligible Directors shall be granted the equity awards described below without further action from the Board. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2025 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.
b.    2025 Award. An Eligible Director who is serving on the Board as of the Effective Date shall be granted a Restricted Stock Unit award with a value of $56,250 (the “2025 Award”). The 2025 Award shall be granted on the later of (i) the date on which the Form S-8 Registration Statement with respect to the Company’s Class A common stock issuance under the Equity

Plan becomes effective and (ii) the Effective Date. The number of Restricted Stock Units subject to a 2025 Award will be determined by dividing $56,250 by the price per share to the public of the Company’s Class A common stock as determined on the pricing date of the Company’s initial public offering. Each 2025 Award shall vest in full on the earlier to occur of (x) the one-year anniversary of the Effective Date and (y) the date of the Annual Meeting (as defined below) for calendar year 2026, subject to continued service through the applicable vesting date.
c.    Annual Awards. An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (the “Annual Meeting”) each calendar year beginning with calendar year 2026 shall be granted a Restricted Stock Unit award with a value of $75,000 (an “Annual Award”). The number of Restricted Stock Units subject to an Annual Award will be determined by dividing $75,000 by the closing price for the Company’s Class A common stock on the applicable grant date. Each Annual Award shall be granted on the applicable Annual Meeting date, and shall vest in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date.
d.    Additional Annual Awards. In addition, an Eligible Director serving as Non-Executive Chair, Lead Independent Director or Chair of the Audit Committee, the Culture and Compensation Committee or the Nominating and Governance Committee of the Board as of the date of the Annual Meeting each calendar year beginning with calendar year 2026 shall be granted a Restricted Stock Unit award with a value of $15,000 (an “Additional Annual Award” and together with the 2025 Award and the Annual Award, the “Equity Awards”). The number of Restricted Stock Units subject to an Additional Annual Award will be determined by dividing $15,000 by the closing price for the Company’s Class A common stock on the applicable grant date. Each Additional Annual Award shall be granted on the applicable Annual Meeting date, and shall vest in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date.
e.    Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Equity Award(s) shall vest in full immediately prior to the occurrence of a Change in Control, to the extent outstanding at such time.
3.    Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.
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